                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367

             PRICING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT NO. 372
                        DATED FEBRUARY 6, 2004 -- NO. 434

                          THE GOLDMAN SACHS GROUP, INC.
                           Medium-Term Notes, Series B

                                ----------------

                                   $20,000,000

(GOLDMAN SACHS LOGO)

           2.5% Aggregate Mandatory Exchangeable Notes due March 2005 (Exchangeable for Common Stock of a Basket of Four Stocks)

                                ----------------

        This pricing supplement and the accompanying prospectus supplement no. 372, relating to the aggregate mandatory exchangeable notes, should be read together. Because the aggregate mandatory exchangeable notes are part of a series of our debt securities called Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus supplement no. 372 should also be read with the accompanying prospectus dated February 6, 2004, as supplemented by the accompanying prospectus supplement dated February 6, 2004. Terms used here have the meanings given them in the accompanying prospectus supplement no. 372, unless the context requires otherwise.

         The aggregate mandatory exchangeable notes offered by this pricing supplement, which we call the "offered notes", have the terms described in the accompanying prospectus supplement no. 372, as supplemented or modified by the following:

ISSUER: The Goldman Sachs Group, Inc.

BASKET STOCKS: the common stock of Diamond Offshore Drilling, Inc., GlobalSantaFe Corporation, Rowan Companies, Inc. and Transocean Inc. with each stock having a relative weight on the trade date of 25%

FACE AMOUNT: each offered note will have a face amount equal to $100; the aggregate face amount for all the offered notes is $20,000,000

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE ISSUER: 99.95% of the face amount

TRADE DATE: SEPTEMBER 17, 2004

SETTLEMENT DATE (ORIGINAL ISSUE DATE): September 24, 2004

STATED MATURITY DATE: March 24, 2005, unless extended for up to six business days

INTEREST RATE (COUPON): 2.5% per year

INTEREST PAYMENT DATES: March 24 and December 24, commencing on December 24,
2004

REGULAR RECORD DATES: for the interest payment dates specified above, March 17 and December 17, respectively

CUSIP NO.: 38143U150

        Your investment in the notes involves certain risks. We encourage you to read "Additional Risk Factors Specific to Your Note" beginning on page S-3 of the accompanying prospectus supplement no. 372 so that you may better understand those risks. The offered notes are not principal-protected and the payment amount is capped.

                                ----------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

        Goldman Sachs may use this pricing supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PRICING SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                                ----------------

                  PRICING SUPPLEMENT DATED SEPTEMBER 17, 2004.

PRINCIPAL AMOUNT:                      On the stated maturity date, each offered
                                       note will be exchanged for, with respect to each basket stock, a number of shares of that basket stock equal to the exchange rate for that basket stock or, at the option of Goldman Sachs, for the cash value of that basket stock based on the relevant final basket stock price.

EXCHANGE RATE FOR EACH BASKET STOCK:   If the final basket stock price equals or
                                       exceeds the relevant threshold
                                       appreciation price, then the exchange
                                       rate will equal a number of shares of
                                       that basket stock equal to the relevant
                                       threshold fraction multiplied by the
                                       weighting amount for that basket stock
                                       for each offered note outstanding. The
                                       face amount for one offered note equals
                                       $100. Otherwise, the exchange rate for
                                       the relevant basket stock will equal a
                                       number of shares of that basket stock
                                       equal to the weighting amount for that
                                       basket stock for each offered note
                                       outstanding. The exchange rate is
                                       subject, in certain circumstances, to
                                       anti-dilution adjustment as described in the accompanying prospectus supplement no. 372.

                                       Please note that the amount you receive
                                       for each $100 of outstanding face amount on the stated maturity date could be substantially less than $100 and will not in any event exceed $125, which represents the sum of the products, with respect to each basket stock, of the relevant threshold appreciation price multiplied by the relevant weighting amount. You could lose your entire investment in the offered notes.

INITIAL BASKET STOCK PRICE:            The initial stock price for each of the
                                       basket stocks is as follows:

                                       1. Diamond Offshore Drilling, Inc.                           30.580 per share
                                       2. GlobalSantaFe Corporation                                 30.136 per share
                                       3. Rowan Companies, Inc.                                     25.10 per share
                                       4. Transocean Inc.                                           33.831 per share

FINAL BASKET STOCK PRICE:              The closing price of one share of the
                                       relevant basket stock on the
                                       determination date, subject to
                                       anti-dilution adjustment.

THRESHOLD APPRECIATION PRICE:          For each basket stock, the initial basket
                                       stock price times 1.25. The threshold
                                       appreciation price for each of the basket stocks is as follows:

                                       1. Diamond Offshore Drilling, Inc.                           38.225 per share
                                       2. GlobalSantaFe Corporation                                 37.670 per share
                                       3. Rowan Companies, Inc.                                     31.375 per share
                                       4. Transocean Inc.                                           42.289 per share

WEIGHTING AMOUNT:                      The weighting amount for each of the
                                       basket stocks is as follows:

                                       1. Diamond Offshore Drilling, Inc.                           0.8175 per note
                                       2. GlobalSantaFe Corporation                                 0.8296 per note
                                       3. Rowan Companies, Inc.                                     0.9960 per note
                                       4. Transocean Inc.                                           0.73890 per note

THRESHOLD FRACTION:                    For each basket stock, the threshold
                                       appreciation price divided by the final
                                       basket stock price for that basket stock.

DETERMINATION DATE:                    The fifth business day prior to March 24,
                                       2005 unless extended for up to five
                                       business days.

NO LISTING:                            The offered notes will not be listed on
                                       any securities exchange or interdealer
                                       market quotation system.

HYPOTHETICAL PAYMENT AMOUNT:           The tables below show several examples of
                                       hypothetical payment amounts that we
                                       would deliver on the stated maturity date in exchange for each $100 of the outstanding face amount of your note, if the final basket stock prices were any of the hypothetical prices shown in the final basket stock price columns. For this purpose, we have assumed that there will be no anti-dilution adjustments to the exchange rates for the basket stocks and no market disruption events.

                                       The prices in the final basket stock
                                       price column represent hypothetical
                                       closing prices for one share of the
                                       relevant basket stock on the
                                       determination date. The amounts in the
                                       exchange amount at maturity column
                                       represent the hypothetical cash value of each basket stock to be exchanged for each outstanding note, based on the hypothetical final basket stock price for that basket stock.

EXAMPLE 1: ALL BASKET STOCK PRICES INCREASE BY 10%.

                                                                   INITIAL        THRESHOLD                                EXCHANGE
                                                                BASKET STOCK    APPRECIATION   WEIGHTING   FINAL BASKET    AMOUNT AT
                         STOCK                        WEIGHT        PRICE           PRICE       AMOUNT      STOCK PRICE    MATURITY
       Diamond Offshore Drilling, Inc.                 25%          30.580        38.224875     0.817530     $33.6379      $ 27.500
       GlobalSantaFe Corporation                       25%          30.136            37.67     0.829573     $33.1496      $ 27.500
       Rowan Companies, Inc.                           25%          25.10            31.375     0.996016     $27.6100      $ 27.500
       Transocean Inc.                                 25%          33.831         42.28875     0.738967     $37.2141      $ 27.500
       Exchange amount at maturity for each note                                                                           $110.000

EXAMPLE 2: ALL BASKET STOCK PRICES INCREASE BY 30%.

                                                                   INITIAL        THRESHOLD                                EXCHANGE
                                                                BASKET STOCK    APPRECIATION   WEIGHTING   FINAL BASKET    AMOUNT AT
                         STOCK                        WEIGHT        PRICE           PRICE       AMOUNT      STOCK PRICE    MATURITY
       Diamond Offshore Drilling, Inc.                 25%          30.580        38.224875    0.817530      $39.7539      $ 32.500
       GlobalSantaFe Corporation                       25%          30.136            37.67    0.829573      $39.1768      $ 32.500
       Rowan Companies, Inc.                           25%          25.10            31.375    0.996016      $32.6300      $ 32.500
       Transocean Inc.                                 25%          33.831         42.28875    0.738967      $43.9803      $ 32.500
       Exchange amount at maturity for each note                                                                           $125.000

EXAMPLE 3: ALL BASKET STOCK PRICES DECREASE BY 10%.

                                                                   INITIAL        THRESHOLD                                EXCHANGE
                                                                BASKET STOCK    APPRECIATION   WEIGHTING   FINAL BASKET    AMOUNT AT
                         STOCK                        WEIGHT        PRICE           PRICE       AMOUNT      STOCK PRICE    MATURITY
       Diamond Offshore Drilling, Inc.                 25%          30.580        38.224875     0.817530      $27.5219       $22.500
       GlobalSantaFe Corporation                       25%          30.136            37.67     0.829573      $27.1224       $22.500
       Rowan Companies, Inc.                           25%           25.10           31.375     0.996016      $22.5900       $22.500
       Transocean Inc.                                 25%          33.831         42.28875     0.738967      $30.4479       $22.500
       Exchange amount at maturity for each note                                                                             $90.000

EXAMPLE 4: THE BASKET STOCK PRICES OF DIAMOND OFFSHORE DRILLING, INC., GLOBALSANTAFE CORPORATION AND ROWAN COMPANIES, INC. DECREASE BY 10%. THE BASKET STOCK PRICES OF TRANSOCEAN INC. INCREASES BY 5%.

                                                                   INITIAL        THRESHOLD                                EXCHANGE
                                                                BASKET STOCK    APPRECIATION   WEIGHTING   FINAL BASKET    AMOUNT AT
                         STOCK                        WEIGHT        PRICE           PRICE       AMOUNT      STOCK PRICE    MATURITY
       Diamond Offshore Drilling, Inc.                 25%          30.580       38.224875      0.817530     $27.5219      $ 22.500
       GlobalSantaFe Corporation                       25%          30.136           37.67      0.829573     $27.1224      $ 22.500
       Rowan Companies, Inc.                           25%           25.10          31.375      0.996016     $22.5900      $ 22.500
       Transocean Inc.                                 25%          33.831        42.28875      0.738967     $35.5226      $ 26.250
       Exchange amount at maturity for each note                                                                           $ 93.750

EXAMPLE 5: THE BASKET STOCK PRICE OF DIAMOND OFFSHORE DRILLING, INC. DECREASES BY 80%. THE BASKET STOCK PRICES OF BOTH ROWAN COMPANIES, INC. AND TRANSOCEAN INC. INCREASE BY 60%.

                                                                   INITIAL        THRESHOLD                                EXCHANGE
                                                                BASKET STOCK    APPRECIATION   WEIGHTING   FINAL BASKET    AMOUNT AT
                         STOCK                        WEIGHT        PRICE           PRICE       AMOUNT      STOCK PRICE    MATURITY
       Diamond Offshore Drilling, Inc.                25%           30.580        38.224875     0.817530     $ 6.1160      $  5.000
       GlobalSantaFe Corporation                      25%           30.136            37.67     0.829573     $30.1360      $ 25.000
       Rowan Companies, Inc.                          25%            25.10           31.375     0.996016     $40.1600      $ 40.000
       Transocean Inc.                                25%           33.831         42.28875     0.738967     $54.1296      $ 40.000
       Exchange amount at maturity for each note                                                                           $110.000

                                       The payment amounts shown above in
                                       examples one to five are entirely
                                       hypothetical; they are based on market
                                       prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little relation to the hypothetical exchange amounts shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in any of the basket stocks. Please read "Additional Risk Factors Specific to Your Note" and "Hypothetical Payment Amounts on Your Note" in the accompanying prospectus supplement no. 372.

                                          Payments on your note are economically
                                          equivalent to the amounts that would
                                          be paid on a combination of other
                                          instruments. For example, payments on
                                          your note are economically equivalent
                                          to the amounts that would be paid on a
                                          combination of an interest bearing
                                          bond bought, and an option sold, by
                                          the holder (with an implicit option
                                          premium paid over time to the holder).
                                          The discussion in this paragraph does
                                          not modify or affect the terms of the
                                          offered notes or the United States
                                          income tax treatment of the offered
                                          notes as described under "Supplemental
                                          Discussion of Federal Income Tax
                                          Consequences" in the accompanying
                                          prospectus supplement no. 372.

HEDGING: In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of all of the basket stocks on the trade date. For a description of how our hedging and other trading activities may affect the value of your note, see "Additional Risk Factors Specific to Your Note -- Our Business Activities May Create Conflicts of Interest Between You and Us" and "Use of Proceeds and Hedging" in the accompanying prospectus supplement no. 372.

DESCRIPTION OF THE BASKET STOCK ISSUERS:  According to its publicly available documents, Diamond Offshore Drilling,
                                          Inc. engages principally in the
                                          contract drilling of offshore oil and
                                          gas wells. Information filed with the
                                          SEC by Diamond Offshore Drilling, Inc.
                                          can be located by referencing its SEC
                                          file number: 001-13926.

                                          According to its publicly available
                                          documents, GlobalSantaFe Corporation
                                          is a worldwide oil and gas drilling
                                          contractor. Information filed with the
                                          SEC by GlobalSantaFe Corporation under
                                          the Exchange Act can be located by
                                          referencing its SEC file number:
                                          001-14634.

                                          According to its publicly available
                                          documents, Rowan Companies, Inc. is a
                                          provider of international and domestic
                                          contract drilling and aviation
                                          services. Information filed with the
                                          SEC by Rowan Companies, Inc. under the
                                          Exchange Act can be located by
                                          referencing its SEC file number:
                                          001-05491.

                                          According to its publicly available
                                          documents, Transocean Inc. is an
                                          international provider of offshore
                                          contract drilling services for oil and
                                          gas wells. Information filed with the
                                          SEC by Transocean Inc. under the
                                          Exchange Act can be located by
                                          referencing its SEC file number:
                                          333-75899.

HISTORICAL TRADING PRICE INFORMATION:     All four of the basket stocks are
                                          traded on the New York Stock Exchange,
                                          under the symbols "DO", "GSF", "RDC"
                                          and "RIG", respectively. The following
                                          tables show the quarterly high, low
                                          and closing prices on the New York
                                          Stock Exchange for each of the basket
                                          stocks, in each case for the four
                                          calendar quarters in each of 2002 and
                                          2003 and for the three calendar
                                          quarters in 2004, through September
                                          17, 2004. We obtained the trading
                                          price information shown below from
                                          Bloomberg Financial Services, without
                                          independent verification.

                                          DIAMOND OFFSHORE DRILLING, INC.

                                                                                         HIGH        LOW        CLOSE
                                                                                         -----      -----       -----
                                          2002
                                            Quarter ended March 31..................     31.76      26.00       31.26
                                            Quarter ended June 30...................     34.74      28.50       28.50
                                            Quarter ended September 30..............     28.45      18.70       19.95
                                            Quarter ended December 31...............     23.25      17.90       21.85

                                          2003
                                            Quarter ended March 31..................     22.53      19.40       19.41
                                            Quarter ended June 30...................     23.62      18.64       20.99
                                            Quarter ended September 30..............     21.53      18.50       19.10
                                            Quarter ended December 31...............     20.70      17.15       20.51

                                          2004                                           26.63      20.48       24.19
                                            Quarter ended March 31..................     24.53      21.55       23.83
                                            Quarter ended June 30...................
                                            Quarter ending September 30
                                                (through September 17, 2004) .......     30.60      22.89       30.60
                                            Closing price on September 17, 2004.....                            30.60

                                          GLOBALSANTAFE CORPORATION

                                                                                         HIGH        LOW        CLOSE
                                                                                         -----      -----       -----
                                          2002
                                            Quarter ended March 31..................     33.13      25.00       32.70
                                            Quarter ended June 30...................     36.40      27.35       27.35
                                            Quarter ended September 30..............     27.15      19.33       22.35
                                            Quarter ended December 31...............     26.20      21.90       24.32

                                          2003
                                            Quarter ended March 31..................     25.02      20.10       20.65
                                            Quarter ended June 30...................     26.35      20.35       23.34
                                            Quarter ended September 30..............     25.03      21.52       23.95
                                            Quarter ended December 31...............     25.30      21.03       24.83

                                          2004                                           30.58      23.60       27.77
                                            Quarter ended March 31..................     28.53      24.21       26.50
                                            Quarter ended June 30...................
                                            Quarter ending September 30
                                                (through September 17, 2004) .......     30.05      24.72       30.05
                                            Closing price on September 17, 2004.....                            30.05


                                          ROWAN COMPANIES, INC.

                                                                                         HIGH        LOW        CLOSE
                                                                                         -----      -----       -----
                                          2002
                                            Quarter ended March 31..................     23.25      16.11       23.04
                                            Quarter ended June 30...................     26.84      20.89       21.45
                                            Quarter ended September 30..............     22.28      16.89       18.64
                                            Quarter ended December 31...............     24.54      17.96       22.70

                                          2003
                                            Quarter ended March 31..................     23.57      17.93       19.66
                                            Quarter ended June 30...................     25.48      19.34       22.40
                                            Quarter ended September 30..............     25.34      21.10       24.58
                                            Quarter ended December 31...............     26.38      20.73       23.17

                                          2004                                           24.67      20.80       21.09
                                            Quarter ended March 31..................     24.64      20.62       24.33
                                            Quarter ended June 30...................
                                            Quarter ending September 30
                                                (through September 17, 2004) .......     25.65      21.87       25.14
                                            Closing price on September 17, 2004.....                            25.14

                                          TRANSOCEAN INC.

                                                                                         HIGH        LOW        CLOSE
                                                                                         -----      -----       -----
                                          2002
                                            Quarter ended March 31..................     34.30      26.65       33.23
                                            Quarter ended June 30...................     39.26      30.35       31.15
                                            Quarter ended September 30..............     31.22      19.89       20.80
                                            Quarter ended December 31...............     25.50      18.82       23.20

                                          2003
                                            Quarter ended March 31..................     24.08      20.00       20.45
                                            Quarter ended June 30...................     25.50      18.84       21.97
                                            Quarter ended September 30..............     22.02      18.71       20.00
                                            Quarter ended December 31...............     24.56      18.65       24.01

                                          2004                                           31.50      23.94       27.89
                                            Quarter ended March 31..................     29.12      25.47       28.94
                                            Quarter ended June 30...................
                                            Quarter ending September 30
                                                (through September 17, 2004) .......     33.80      26.21       33.80
                                            Closing price on September 17, 2004.....                            33.80

                                          As indicated above, the market prices
                                          of basket stocks have been highly
                                          volatile during recent periods. It is
                                          impossible to predict whether the
                                          price of any of the basket stocks will
                                          rise or fall and you should not view
                                          the historical prices of the basket
                                          stocks as an indication of future
                                          performance. See "Additional Risk
                                          Factors Specific to Your Note -- The
                                          Market Price of Your Note May Be
                                          Influenced by Many Unpredictable
                                          Factors" in the accompanying
                                          prospectus supplement no. 372.